EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER BY AND AMONG

A. T. CROSS COMPANY,

NEWCO EYEWEAR, INC.

AND

NATIVE EYEWEAR, INC.

__________________________

Dated as of March 14, 2008

TABLE OF CONTENTS

ARTICLE I --THE MERGER ----------------------------------------------------------------------------- 1

1.1 The Merger --------------------------------------------------------------------------------- 1

1.2 Closing -------------------------------------------------------------------------------------- 1

1.3 Deliveries at the Closing ----------------------------------------------------------------- 2

1.4 Effective Time ----------------------------------------------------------------------------- 2

1.5 Effects --------------------------------------------------------------------------------------- 2

1.6 Certificate of Incorporation and Bylaws ------------------------------------------------ 2

1.7 Directors ------------------------------------------------------------------------------------- 2

1.8 Officers -------------------------------------------------------------------------------------- 3

ARTICLE II --EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES ---------------------------------------------- 3

2.1 Effect on Capital Stock -------------------------------------------------------------------- 3

2.2 Exchange of Certificates ------------------------------------------------------------------ 4

2.3 Allocation of Merger Consideration ----------------------------------------------------- 6

ARTICLE III -- DEPOSIT/BREAK UP FEE; TERMINATION --------------------------------------6

3.1 Deposit/Break Up Fee --------------------------------------------------------------------- 6

3.2 Intentionally Left Blank ------------------------------------------------------------------- 6

3.3 Amendment --------------------------------------------------------------------------------- 6

3.4 Extension; Waiver ------------------------------------------------------------------------- 7

3.5 Procedure for Termination, Amendment, Extension or Waiver --------------------- 7

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY ----------- 7

4.1 Organization and Good Standing -------------------------------------------------------- 7

4.2 Authorization of Agreement -------------------------------------------------------------- 7

4.3 Capitalization ------------------------------------------------------------------------------- 8

4.4 No Subsidiaries ----------------------------------------------------------------------------- 8

4.5 Corporate Records -------------------------------------------------------------------------- 8

4.6 Conflicts; Consents of Third Parties ----------------------------------------------------- 9

4.7 Ownership of Shares ----------------------------------------------------------------------- 9

4.8 Financial Statements ----------------------------------------------------------------------- 9

4.9 No Undisclosed Liabilities --------------------------------------------------------------- 10

4.10 Absence of Certain Developments ---------------------------------------------------- 10

4.11 Taxes -------------------------------------------------------------------------------------- 12

Section

Page

4.12 Real Property ---------------------------------------------------------------------------- 14

4.13 Tangible Personal Property ------------------------------------------------------------ 15

4.14 Intellectual Property -------------------------------------------------------------------- 15

4.15 Material Contracts ---------------------------------------------------------------------- 17

4.16 Employee Benefits ---------------------------------------------------------------------- 18

4.17 Labor -------------------------------------------------------------------------------------- 21

4.18 Litigation --------------------------------------------------------------------------------- 21

4.19 Compliance with Laws; Permits ------------------------------------------------------ 22

4.20 Environmental Matters ----------------------------------------------------------------- 22

4.21 Insurance --------------------------------------------------------------------------------- 23

4.22 Inventories; Receivables; Payables --------------------------------------------------- 23

4.23 Related Party Transactions ------------------------------------------------------------ 24

4.24 Customers and Suppliers --------------------------------------------------------------- 24

4.25 Banks -------------------------------------------------------------------------------------- 24

4.26 Indebtedness ------------------------------------------------------------------------------ 24

4.27 No Misrepresentation ------------------------------------------------------------------- 24

4.28 Financial Advisors ---------------------------------------------------------------------- 25

4.29 Survival ----------------------------------------------------------------------------------- 25

ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF PURCHASER AND

SUBSIDIARY ---------------------------------------------------------------------------------------------- 25

5.1 Organization and Good Standing ------------------------------------------------------- 25

5.2 Authorization of Agreement ------------------------------------------------------------- 25

5.3 Conflicts; Consents of Third Parties ---------------------------------------------------- 26

5.4 Litigation ----------------------------------------------------------------------------------- 26

5.7 Litigation ----------------------------------------------------------------------------------- 26

5.6 Financial Advisors ------------------------------------------------------------------------ 26

5.8 Survival ------------------------------------------------------------------------------------- 26

ARTICLE VI -- COVENANTS -------------------------------------------------------------------------- 27

6.10 Updated Schedules ---------------------------------------------------------------------- 27

6.2 Conduct of the Business Pending the Closing ----------------------------------------- 27

6.3 Consents ------------------------------------------------------------------------------------ 30

6.4 Filings with Governmental Authorities ------------------------------------------------ 30

iii

Section

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6.5 Other Actions ------------------------------------------------------------------------------ 30

6.6 Non-Negotiation --------------------------------------------------------------------------- 30

6.7 Publicity ------------------------------------------------------------------------------------ 30

6.8 Intentionally Left Blank ------------------------------------------------------------------ 31

6.9 Stockholder Approval -------------------------------------------------------------------- 31

6.12 Reasonable Best Efforts ---------------------------------------------------------------- 31

6.13 Further Assurances ---------------------------------------------------------------------- 31

ARTICLE VII -- CONDITIONS TO CLOSING ------------------------------------------------------ 32

7.1 Conditions Precedent to Obligations of Purchaser and Subsidiary ----------------- 32

7.2 Conditions Precedent to Obligations of the Company ------------------------------- 33

ARTICLE VIII -- DOCUMENTS TO BE DELIVERED -------------------------------------------- 35

8.1 Documents to be Delivered by the Company ----------------------------------------- 35

8.2 Documents to be Delivered by the Purchaser and the Subsidiary ------------------ 36

ARTICLE IX -- INDEMNIFICATION ----------------------------------------------------------------- 36

9.1 Indemnification --------------------------------------------------------------------------- 36

9.2 Indemnification Procedures ------------------------------------------------------------- 37

9.3 Tax Treatment of Indemnity Payments ----------------------------------------------- 39

9.3 Exclusive Remedy ------------------------------------------------------------------------ 39

ARTICLE X -- MISCELLANEOUS -------------------------------------------------------------------- 39

10.1 Certain Definitions ---------------------------------------------------------------------- 39

10.2 Payment of Sales, Use or Similar Taxes --------------------------------------------- 47

10.3 Intentionally Left Blank ---------------------------------------------------------------- 47

10.4 Expenses --------------------------------------------------------------------------------- 47

10.5 Termination ------------------------------------------------------------------------------ 47

10.6 Further Assurances ---------------------------------------------------------------------- 48

10.7 Submission to Jurisdiction; Consent to Service of Process ------------------------ 48

10.8 Entire Agreement; Amendments and Waivers -------------------------------------- 48

10.9 Governing Law -------------------------------------------------------------------------- 49

10.10 Table of Contents and Headings ----------------------------------------------------- 49

10.11 Notices ---------------------------------------------------------------------------------- 49

10.12 Severability ----------------------------------------------------------------------------- 50

10.13 Binding Effect; Assignment ---------------------------------------------------------- 50

iv

Section

Page

10.13 Counterparts ----------------------------------------------------------------------------- 50

v

Exhibits

Exhibit A List of Stockholders

Exhibit B Letter Agreement dated January 8, 2008

Exhibit C Escrow Agreement

Exhibit D December 31, 2007 Balance Sheet

Exhibit E Paying Agent Agreement

Schedules

Schedule 2.3 Allocation of Merger Consideration

Schedule 4.3(b) Stock Rights

Schedule 4.6(b) Required Consents

Schedule 4.7 Stockholder Agreements

Schedule 4.10 Disclosure of Certain Developments

Schedule 4.11 Taxes

Schedule 4.12 Real Property

Schedule 4.13 Tangible Personal Property

Schedule 4.14 Intellectual Property

Schedule 4.15 Material Contracts

Schedule 4.16 Employee Benefits

Schedule 4.18 Litigation

Schedule 4.19 Permits

Schedule 4.20 Environmental Matters

Schedule 4.21 Insurance

Schedule 4.23 Related Party Transactions

Schedule 4.24 Customers and Suppliers

Schedule 4.25 Banks

Schedule 4.26 Indebtedness

vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of March 14, 2008 (this "Agreement") among A. T. CROSS COMPANY, a Rhode Island corporation ("Purchaser"), NEWCO EYEWEAR, INC., a Rhode Island corporation and a wholly-owned subsidiary of the Purchaser (the "Subsidiary") and NATIVE EYEWEAR, INC., a Pennsylvania corporation (the "Company").

WHEREAS, the respective Boards of Directors of Purchaser, Subsidiary and the Company have approved and determined to be in the best interests of their respective stockholders the merger of the Company with and into the Subsidiary (the "Merger") upon the terms and subject to the conditions of this Agreement;

WHEREAS, pursuant to the Merger, each outstanding share of the Series A and Series B Common Stock of the Company, no par value, shall be converted into the right to receive the Merger Consideration specified in Article II;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

On the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the Rhode Island General Laws ("RIGL") and the Pennsylvania Business Corporation Law ("PBCL"), the Company shall be merged with and into the Subsidiary at the Effective Time and the Subsidiary shall be the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the separate corporate existence of the Company shall cease and the Surviving Corporation shall continue as a wholly-owned Subsidiary of the Purchaser.

1.2 Closing.

Subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing (the "Closing") of the Merger shall take place at the offices of Semanoff Ormsby Greenberg & Torchia, LLC, Huntingdon Valley, Pennsylvania at 10:00 a.m. on March 24, 2008, or at such other place, time and date as shall be agreed in writing between Purchaser and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

1.3 Deliveries at the Closing.

At the Closing, (a) Purchaser and Subsidiary shall deliver to the Company the various certificates, instruments and documents required to be delivered by them pursuant to Article VIII; and (b) the Company shall deliver to Purchaser and Subsidiary the various certificates, instruments and documents required to be delivered by them pursuant to Article VIII.

1.4 Effective Time.

Prior to the Closing, the Company and the Purchaser shall prepare, and on the Closing Date the parties shall file with the Secretary of the State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Rhode Island, Articles of Merger (collectively, the "Articles of Merger") executed in accordance with the relevant provisions of the RIGL and PBCL and shall make all other filings or recordings required under the RIGL and PBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed in Pennsylvania and Rhode Island or at such other time as Purchaser and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

1.5 Effects.

The Merger shall have the effects set forth in Section 1929 of the PBCL and Section 7-1.2-1005 of the RIGL.

1.6 Certificate of Incorporation and Bylaws.

(a) The Certificate of Incorporation of Subsidiary, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to change the corporate name set forth therein to "Native Eyewear, Inc." and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

(b)The By-Laws of Subsidiary as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and the provisions of the Certificate of Incorporation of the Surviving Corporation and applicable Law.

1.7 Directors.

The directors of Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.8 Officers.

The officers of the Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation (except that the President of the Surviving Corporation shall resign and Wildman shall be duly elected President of the Surviving Corporation at the Effective Time), until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Subsidiary:

(a) Capital Stock of Subsidiary. Each issued and outstanding share of the common stock of the Subsidiary shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Capital Stock of the Company.

(i) Each share of Company Common Stock (other than any Treasury Stock and other than Dissent Shares) outstanding immediately prior to the Effective Time by virtue of the Merger and without any act on the part of the holder thereof, shall be converted into a right to receive, upon surrender of the Certificate representing such share in accordance with Section 2.2, cash equal to the Per Share Amount less the Per Share Escrow Amount and the right to receive cash equal to the Per Share Escrow Amount subject to and as provided in this Agreement and the Escrow Agreement. Prior to the payment pursuant to this Section 2.1(b), the Purchaser shall deposit the Escrow Amount pursuant to Section 2.1(b)(ii) below. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of record of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive (A) the Per Share Amount, without interest, less the Per Share Escrow Amount and any required withholding taxes, upon surrender of such Certificate in accordance with Section 2.2, and (B) the Per Share Escrow Amount, as provided in, and subject to, the provisions of 2.1(b)(ii)).

(ii) At the Closing, the Escrow Amount shall be placed in escrow for any adjustment to the Merger Consideration pursuant to Article IX hereof. The Escrow Amount shall be held in escrow by the Escrow Agent in accordance with the terms and provisions hereof and of the Escrow Agreement attached hereto as Exhibit C (the "Escrow Agreement").

(c) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the

Effective Time and that are held by any person who is entitled to dissent from and properly dissents from this Agreement pursuant to, and who complies in all respects with, Subchapter D of Chapter 15 of the PBCL (together with other provisions of the PBCL referenced therein, the "Appraisal Statute"), to the extent applicable ("Dissent Shares"), shall not be converted into a right to receive any Merger Consideration pursuant to Section 2.1(b), but rather the holders of Dissent Shares shall be entitled to the right to receive payment of the fair cash value of such Dissent Shares in accordance with the Appraisal Statute; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the fair cash value under the Appraisal Statute, then the right of such holder to be paid the fair cash value of such holder's Dissent Shares pursuant to the Appraisal Statute shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration, as provided in Section 2.1(b). The Company shall give prompt notice to Purchaser of any objections or demands received by the Company for appraisal of Company Common Stock pursuant to the Appraisal Statute. Purchaser shall have the right to direct all negotiations and proceedings with respect to such objections or demands in accordance with the PBCL and shall be responsible for payment for the Dissent Shares and all costs related thereto. Except as otherwise required by law or judicial order, neither the Company, nor the Surviving Corporation shall, without the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such objections or demands, or agree to do any of the foregoing.

2.2 Exchange of Certificates.

(a) Paying Agent. At the Effective Time, Semanoff Ormsby Greenberg & Torchia, LLC shall act as the paying agent (the "Paying Agent") for the payment of the Per Share Amount upon surrender of Certificates in accordance with the Paying Agent Agreement attached to this Agreement as Exhibit E (the "Paying Agent Agreement"). The Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, provide to the Paying Agent as of the Effective Time an amount equal to the Merger Consideration less the Escrow Amount (such cash being hereinafter referred to as the "Exchange Fund"). The fees and expenses of the Paying Agent shall be deemed for all purposes to be Transaction Expenses, and all Transaction Expenses shall be paid from the Exchange Fund.

(b) Exchange Procedure. On the date hereof, the Company shall mail to each holder of record of Company Common Stock, (i) the Letter of Transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to which the holder of such Certificate is entitled pursuant to Section 2.1(b). Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) cash in an amount equal to the product of (I) the number of shares of Company Common Stock, and (II) the Per Share Amount, less the Per Share Escrow Amount and any required withholding taxes, and (B) the right to receive, subject to and in accordance with this Agreement and the Escrow Agreement, cash in an amount equal to the product of (I) the number of shares of Company Common Stock, and (II) the Per Share Escrow Amount, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Purchaser that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock; Transfer Books. The Per Share Amount (including any Per Share Escrow Amount payable pursuant to the Escrow Agreement and this Agreement) paid in accordance with the terms of this Article II, the Paying Agent Agreement and the Escrow Agreement upon or after conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other income received by the Paying Agent in respect thereof that has not previously been distributed pursuant to Section 2.2(e)) that remains undistributed to the former holders of Company Common Stock for fourteen (14) months after the Effective Time shall, after payment of any remaining unpaid Transaction Expenses, be delivered to the Surviving Corporation, upon demand, and any former holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of such holder's claim for the Per Share Amount. The Surviving Corporation shall use commercially reasonable efforts to locate any Stockholders who have not surrendered their Certificates as of such time and notify the Stockholder Representative in writing of the Stockholders who have not surrendered their Certificates.

(e) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund in an interest-bearing account as more expressly described in the Paying Agent Agreement. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation on demand.

(f) Withholding Rights. Purchaser, Subsidiary or the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by Purchaser, Subsidiary or the Surviving Corporation and remitted to the appropriate taxing authority in a timely manner, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Purchaser, Subsidiary or the Surviving Corporation.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance satisfactory to the Paying Agent, of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Per Share Amount to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Agreement.

2.3 Allocation of Merger Consideration.

The parties hereto agree that the Merger shall, for federal, state and local tax purposes, be treated as an acquisition of the Company's assets by the Surviving Corporation. The Merger Consideration payable hereunder, as allocated in accordance with the requirements of Section 1060 of the Code, shall be as set forth on Schedule 2.3. Each of the Company, on the one hand, and the Purchaser and the Surviving Corporation, on the other hand, shall (a) prepare and file, and cause its Stockholders and Affiliates to prepare and file, its income tax returns on a basis consistent with such allocation and (b) take no position, and cause its Affiliates to take no position, inconsistent with the allocation on any applicable tax return or in any proceeding before any taxing authority or otherwise, unless otherwise required by Law. The Company, the Purchaser and the Surviving Corporation shall cooperate in the filing of any forms required to be filed by and with any taxing authority (including IRS Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Merger Consideration pursuant to this Agreement. The Company's regular accountant as of the Closing Date shall prepare and file the Company's income tax returns for all periods through the Effective Time. The Purchaser shall cause the Surviving Corporation to provide such information as reasonably requested by the Stockholder Representative after Closing for the purposes of preparing and filing such Tax Returns.

ARTICLE III

DEPOSIT/BREAK UP FEE; TERMINATION

3.1 Deposit/Break Up Fee.

The Purchaser has paid to the Company the amount of One Hundred Thousand Dollars ($100,000.00) as a deposit (the "Deposit"). In the event that the Closing does not occur on or before midnight, EST, on March 31, 2008 or in the event that the Purchaser decides not to proceed with the transaction prior to March 31, 2008, then, in each event, the Company shall have no obligation to return the Deposit to the Purchaser.

3.2 Intentionally Left Blank.

3.3Amendment.

Subject to Section 10.8, this Agreement may be amended, supplemented or modified by the parties at any time before or after receipt of the Company Stockholder Approval only by an instrument in writing signed on behalf of each of the parties; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment, supplement or modification that by Law requires further approval by the Stockholders of the Company without the further approval of such Stockholders.

3.4 Extension; Waiver.

At any time prior to the Effective Time, (a) the parties may extend the time for the performance of any of the obligations or other acts of the other parties, (b) each party may waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 3.5, each party may waive compliance with any of the covenants, agreements or conditions of another party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

3.5 Procedure for Termination, Amendment, Extension or Waiver.

A termination of this Agreement pursuant to Section 3.1, an amendment, modification or supplement of this Agreement pursuant to Section 3.3 or an extension or waiver pursuant to Section 3.4 shall, in order to be effective, require in the case of Purchaser, Subsidiary or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser and the Subsidiary that:

4.1 Organization and Good Standing.

The Company is a corporation duly organized and validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

4.2 Authorization of Agreement.

The Company has full corporate power and corporate authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Transaction Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Transaction Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Transaction Documents when so executed and delivered by the Company will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution and delivery of this Agreement and each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all required corporate action on the part of the Company.

4.3 Capitalization.

(a)The authorized capital stock of the Company consists of 1,000,000 shares of Series A Common Stock, no par value ("Series A Stock"), and 5,000,000 shares of Series B Common Stock, no par value ("Series B Stock"). As of the date hereof, there are 650,000 shares of Series A Stock issued and outstanding and 236,249 shares of Series B Stock issued and outstanding, and no shares of Company Common Stock are held by the Company as treasury stock. All of the issued and outstanding shares of Company Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.

(b) Except as set forth on Schedule 4.3(b), there is no existing option, warrant, call, right, convertible debenture, commitment or other agreement of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Except as set forth on Schedule 4.3(b), the Company is not a party to any voting trust or other voting agreement with respect to any of the shares of Company Common Stock or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of the Company.

4.4 No Subsidiaries.

The Company does not, directly or indirectly, own any stock or other equity interest in any other Person.

4.5 Corporate Records.

(a) The Company has delivered to the Purchaser true, correct and complete copies of the articles of incorporation (certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company. The Company has delivered to the Purchaser true, correct and complete copies of any current registration to do business of the Company in any foreign jurisdiction.

(b) The minute books of the Company previously made available to the Purchaser contain, in all material respects, complete and accurate records of all meetings and accurately reflect all other corporate action of the Stockholders and board of directors (including committees thereof) of the Company. The stock certificate books and stock transfer ledgers of the Company previously made available to the Purchaser are true, correct and complete. To the extent required, all stock transfer taxes levied or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

4.6 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by the Company of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Company (each, a "Conflict") under any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of the Company; (ii) any Material Contract, or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (iii) any Order of any court, Governmental Body or arbitrator applicable to the Company or any of the properties or assets of the Company as of the date hereof; or (iv) any applicable Law; except, in the case of clauses (ii), (iii) and (iv), for Conflicts that would not reasonably be expected to have a Material Adverse Effect.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body (each, a "Required Consent") is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Transaction Documents, or the compliance by Company, with any of the provisions hereof or thereof, the consummation of the Transactions contemplated hereby or the taking by the Company of any other action contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Material Contract of the Company, except for (x) the Required Consents set forth on Schedule 4.6(b) and (y) Required Consents which do not relate to Material Contracts and which, if not obtained, would not reasonably be expected to have a Material Adverse Effect.

4.7 Ownership of Shares.

The record owners of the Company Common Stock are as set forth on Exhibit A. To the knowledge of the Company, the beneficial ownership of the Company is the same as the record ownership.

4.8 Financial Statements.

The Company has delivered to the Purchaser copies of its internally prepared balance sheet and income statement as of December 31, 2007 for the year then ended and the reviewed balance sheet of the Company as of December 31, 2005 and 2006 and the related statements of income and of cash flows of the Company for the years then ended (such reviewed statements, including the related notes and schedules thereto, and including the Company's internally prepared 2007 balance sheet and income statement are referred to herein as the "Financial Statements"). Each of the Financial Statements has been prepared in accordance with GAAP consistently applied by the Company without material modification of the accounting principles used in the preparation thereof throughout the periods presented. To the best knowledge of the Company, each of the Financial Statements fairly presents the financial position, results of operations and cash flows of the Company in all material respects as of the date and for the period indicated, subject to, in the case of the internally prepared Financial Statements, normal year-end adjustments.

For the purposes hereof, the internally prepared balance sheet of the Company as of December 31, 2007 is referred to as the "Balance Sheet" and December 31, 2007 is referred to as the "Balance Sheet Date". The Balance Sheet is attached hereto as Exhibit D.

4.9 No Undisclosed Liabilities.

The Company has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or was not incurred in the Ordinary Course of Business since the Balance Sheet Date.

4.10 Absence of Certain Developments.

Except as expressly contemplated by this Agreement or as set forth on Schedule 4.10, since the Balance Sheet Date (a) the Company has conducted the Business only in the Ordinary Course of Business and in substantially the same manner as previously conducted and (b) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date:

(i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $5,000 for any single loss or $25,000 for all such losses;

(ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

(iii) The Company has not awarded or paid any bonuses to employees of the Company with respect to the fiscal year ended December 31, 2007 or, except as set forth on Schedule 4.10, entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company's directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives, and all Company obligations for deferred compensation, severance or termination pay (or similar agreements), vacation pay, salary continuation for disability, sick leave, bonus or other incentive compensation and other similar arrangements or agreements are disclosed on Schedule 4.10;

(iv) there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;

(v) the Company has not made or rescinded any election relating to Taxes, settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, made any change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal income tax return;

(vi) Except as disclosed on Schedule 4.10, the Company has not entered into any transaction or Contract or conducted its business other than in the Ordinary Course of Business;

(vii) The Company has not failed to timely pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(viii) Except as disclosed on Schedule 4.10, the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Stockholder or any Affiliate of any Stockholder;

(ix) Except as disclosed on Schedule 4.10, the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(x) Except as disclosed on Schedule 4.10, the Company has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company;

(xi) Except as disclosed on Schedule 4.10, the Company has not prepaid, canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company;

(xii) Except as disclosed on Schedule 4.10, the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $10,000 individually or $50,000 in the aggregate;

(xiii) Except as disclosed on Schedule 4.10, the Company has not issued, created, incurred, assumed or guaranteed any indebtedness for borrowed money in an amount in excess of $5,000 in the aggregate or any other indebtedness outside of the Ordinary Course of Business;

(xiv) The Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xv) Except as disclosed on Schedule 4.10, the Company has not instituted or settled any material Legal Proceeding; and

(xvi) The Company has not agreed to do anything set forth in this Section 4.10.

4.11 Taxes.

(a) Except as set forth on Schedule 4.11, (i) all Tax Returns required to be filed by or on behalf of the Company have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (ii) all Taxes payable by or on behalf of the Company or in respect of its income, assets or operations have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in the Closing Date Balance Sheet with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) the Company has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

(b) The Company has complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable Laws.

(c) Purchaser has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company relating to the taxable periods since January 1, 2004 and (ii) any auditor's report issued within the last three (3) years relating to Taxes due from or with respect to the Company, its income, assets or operations.

(d) Schedule 4.11 lists all material types of Taxes paid and material types of Tax Returns filed by or on behalf of the Company. Except as set forth on Schedule 4.11, no claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction. The Company is not a member of an Affiliated Group, as such term is defined in the Code.

(e) Except as set forth on Schedule 4.11, all deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company have been fully paid, and, to the knowledge of the Company, there are no other audits or investigations by any taxing authority in progress, nor has the Company received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f) Except as set forth on Schedule 4.11, neither the Company nor any other Person on behalf of the Company has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by the Company or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law with respect to the Company, or (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(g) No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

(h) The Company is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(i) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Purchaser, by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code and the Company has not made any such payments.

(j) The Company is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

(k) There are no liens as a result of any unpaid Taxes upon any of the assets of the Company.

(l) Except as set forth on Schedule 4.11, the Company has not affirmatively made any elections for federal income tax purposes under Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code.

(m) The Company has never owned any subsidiaries and has never been a member of any consolidated, combined or affiliated group of corporations for any Tax purposes.

(n) The Company has properly and timely elected under Section 1362 of the Code, and under each analogous or similar provision of state or local Law in each jurisdiction where the Company is required to file a tax return, to be treated as an "S" Corporation for all taxable periods since its inception. There has not been any voluntary or, to the best knowledge of the Company, involuntary termination or revocation of any such election.

4.12 Real Property.

(a) The Company does not own any real property or interests in real property in fee. Schedule 4.12(a) sets forth a complete list of all real property and interests in real property leased by the Company (individually, a "Real Property Lease" and the real properties specified in such leases, being referred to herein individually as a "Company Property" and collectively as the "Company Properties") as lessee or lessor. The Company Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted. The Company has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company has not received any written notice of any default that remains uncured or event that with notice or lapse of time, or both, would constitute an uncured default by the Company under any of the Real Property Leases and, to the knowledge of the Company, no other party is in default thereof, and no party of the Real Property Leases has exercised any termination rights with respect thereto. The Company has not engaged in a pattern of defaults and cures of such defaults under its Real Property Leases. All of the Company Property, buildings, fixtures and improvements thereon owned or leased by the Company are in operating condition (subject to normal wear and tear). The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b) The Company has all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all conditions of the Permits applicable to it, except where failure to obtain or failure to comply is not reasonably likely to have a Material Adverse Effect on the Company or the Company Properties. No default or violation that remains uncured, or, to the Company's knowledge, event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit except where such default, violation or event is not reasonably likely to have a Material Adverse Effect on the Company or the Company Properties.

(c) There does not exist any actual or, to the knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and the Company has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(d) The Company has not received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property, which notice has not been complied with by the Company in all material respects.

(e) The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other Contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.13 Tangible Personal Property.

(a) Schedule 4.13(a) sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of $10,000 relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b) The Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Company or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

(c) The Company has good and marketable title to all of the material items of tangible personal property reflected in the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business consistent with past practice), free and clear of any and all Liens other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are in operating condition (ordinary wear and tear excepted) and are suitable for the purposes used.

(d) All of the items of tangible personal property used by the Company under the Personal Property Leases are in operating condition (ordinary wear and tear excepted) and are suitable for the purposes used.

4.14 Intellectual Property.

(a) Except as disclosed in Schedule 4.14(a), the Company is the sole and exclusive owner of all right, title and interest in and to, or has the right to use, sell or license, all of the Intellectual Property used, sold or licensed by the Company in the Business, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 4.14(e)). All of the Company's rights in and to material Intellectual Property used in the Business are valid and enforceable.

(b) The Intellectual Property used, sold, practiced or licensed by the Company in the Business does not, to the best knowledge of the Company, infringe, constitute an unauthorized use of, or violate any patent, copyright, trade secret, trademark or any other proprietary right of any Person. The Intellectual Property owned by or licensed to the Company includes all of the intellectual property rights necessary to enable the Company to conduct the Business.

(c) To the knowledge of the Company, neither the execution or delivery of this Agreement nor the continuation of the Business constitutes a material breach of the terms, conditions or provisions of, or constitutes a material default under, any Material Contract relating to the Intellectual Property used in the Business.

(d) Schedule 4.14(d) sets forth an accurate and complete list, including the applicable jurisdiction, of all patents, patent applications, logos, common law trademarks and service marks, registered trademarks and service marks, pending applications for registrations of any trademarks or service marks, registered copyrights, pending applications for registration of copyrights and domain names owned or filed by the Company and used in the Business.

(e) Schedule 4.14(e) sets forth a complete and accurate list of all Contracts to which the Company is currently a party: (i) under which the Company grants any licenses to material Intellectual Property used in the Business to any Person; or (ii) which contain a covenant not to compete or otherwise limit Company's ability to use to the fullest extent possible any of the Intellectual Property used in and necessary to the Business. Except with respect to licenses of commercial off-the-shelf software, and except pursuant to the Intellectual Property licenses listed in Schedule 4.14(e), the Company is not required, obligated, or under any liability whatsoever, to make any payments, whether as royalties or other fees, to any third party for the use of any Intellectual Property in the Business.

(f) To the best knowledge of the Company, no trade secret or any other non-public, proprietary information material to the Business has been disclosed by the Company to any third party other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Intellectual Property used in the Business. The Company has taken adequate security measures to protect the secrecy and confidentiality of all the trade secrets of the Company used in the Business, including invention disclosures not covered by any patents owned or patent applications filed by the Company, which measures are reasonable in the industry in which the Company operates. Each consultant and independent contractor engaged by the Company to create or perform services in connection with Intellectual Property used in the Business has entered into a written non-disclosure and invention assignment agreement with the Company in a form reasonably satisfactory to the Company, except where the failure to enter into any such agreement would not reasonably be expected to have a Material Adverse Effect.

(g) As of the date hereof the Company is not the subject of any pending or, to the best knowledge of the Company, threatened Legal Proceedings by any Person which involve a claim of infringement, unauthorized use or violation of, or challenging the ownership, validity or enforceability of, any Intellectual Property used in the Business. The

Company has not received written notice (including, without limitation, by electronic mail) of any such threatened Legal Proceeding and, to the best knowledge of the Company, there are no existing facts that would form the basis for any valid Legal Proceeding involving any such claim by any Person, except for claims which would not reasonably be expected to have a Material Adverse Effect.

(h) To the best knowledge of the Company, no Person is infringing, violating or misappropriating any Intellectual Property of the Company used in the Business. There are no pending and, to the best knowledge of the Company, no threatened Legal Proceedings involving such a claim brought by Company against any Person.

(i) There are no Orders to which the Company is a party or by which the Company is bound which restrict, in any material respect, Company's rights to use any of the Intellectual Property used in the Business.

(j) Except as set forth on Schedule 4.14(j), to the best knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of Purchaser's right to own or use any of the Intellectual Property used in the Business.

(k) Except as set forth on Schedule 4.14(k), no present or former employee has any right, title, or interest, in whole or in part, in any material Intellectual Property owned or used in the Business. To the best knowledge of the Company, no employee, consultant or independent contractor of the Company is, as a result of or in the course of such employee's, consultant's or independent contractor's engagement by the Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement with any Person.

(l) Schedule 4.14(l) lists all Material Contracts pursuant to which the Company has agreed to indemnify any other Person against any claim that any Intellectual Property used in the Business infringes the rights of any Person.

(m) Schedule 4.14(m) sets forth a complete and accurate list of (i) all software that is owned exclusively by the Company and is material to the operation of the Business and (ii) all software that is material to the operation of the Business that is not exclusively owned by the Company, excluding software available through commercial distributors or in consumer retail stores for a license fee of no more than $5,000.

4.15 Material Contracts.

Schedule 4.15 sets forth all of the following Contracts to which the Company is a party or by which it is bound (collectively, the "Material Contracts"): (i) Contracts with any Stockholder or any current officer or director of the Company; (ii) Contracts with any labor union or association representing any employee of the Company; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of the Company other than in the Ordinary Course of Business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements; (vi) material Contracts containing covenants of the Company not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other person; (viii) Contracts relating to the borrowing of money; or (ix) any other Contracts, other than Real Property Leases, which require the expenditure of more than $25,000 in the aggregate over the life of the Contract or $5,000 annually or require performance by any party more than one year from the date hereof. There have been made available to the Purchaser and its representatives true and complete copies of all of the Material Contracts. Except as set forth on Schedule 4.15, all of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 4.15, the Company is not in default under any Material Contract, nor, to the knowledge of the Company, is any other party to any Material Contract in default thereunder, except where any such default would not reasonably be expected to have a Material Adverse Effect.

4.16 Employee Benefits.

(a) Schedule 4.16(a) sets forth a complete and correct list of: (i) all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including, without limitation, bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company (the "Employee Benefit Plans"), and (ii) all "employee pension plans", as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") or to which the Company and any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the "ERISA Affiliate Plans"). Schedule 4.16(a) separately sets forth each Company or ERISA Affiliate Plan which is a multiemployer plan as defined in Section 3(37) of ERISA ("Multiemployer Plans"), or has been subject to Sections 4063 or 4064 of ERISA.

(b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans (as applicable), have been delivered to Purchaser (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three (3) years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three (3) years, (D) the most recent IRS determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and Pension Plans.

(c) Each of the Employee Benefit Plans and Pension Plans intended to qualify under Section 401 of the Code ("Qualified Plans") so qualify and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, except as disclosed on Schedule 4.16(c), to the knowledge of the Company, nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d) To the knowledge of the Company, all contributions and premiums required by Law or by the terms of any Employee Benefit Plan or Pension Plan which are defined benefit plans or money purchase plans or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the Balance Sheet on or prior to the Closing Date.

(e) To the knowledge of the Company, the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and Pension Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the "PBGC") in the event it terminated each such plan do not exceed the fair market value of the assets of each such plan. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in full compliance with applicable Law.

(f) To the knowledge of the Company, there has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or Pension Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(g) To the knowledge of the Company, none of the Company, any ERISA Affiliate or any organization to which the Company is a successor, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

(h) None of the Employee Benefit Plans which are "welfare benefit plans" within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary. Each of Company and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(i) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or Pension Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or Pension Plans, except for violations which would not be reasonably expected to have a Material Adverse Effect.

(j) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or Pension Plans, the assets of any such plans or the Company, or the plan administrator or any fiduciary of the Employee Benefit Plans or Pension Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for any such Legal Proceeding.

(k) Each of the Employee Benefit Plans and Pension Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and Pension Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date and are disclosed on Schedule 4.16(k).

(l) The Company and any ERISA Affiliate which maintains a "benefits plan" within the meaning of Section 5000(b)(1) of ERISA, have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.

(m) To the knowledge of the Company, none of the Company, any ERISA Affiliate or any organization to which the Company is a successor, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than the Company or any ERISA Affiliate during the five-year period ending on the Closing Date.

(n) To the knowledge of the Company, neither the Company nor any "party in interest" or "disqualified person" with respect to the Employee Benefit Plans or Pension Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(o) Neither the Company nor any ERISA Affiliate has terminated any Employee Benefit Plan or Pension Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

(p) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of Company; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(q) The Company is not a party to any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or Pension Plan, or to modify any existing Employee Benefit Plan or Pension Plan.

(r) No stock or other security issued by Company forms or has formed a material part of the assets of any Employee Benefit Plan or Pension Plan.

(s) Any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is treated as an independent contractor for federal income tax purposes by the Company is not an employee of the Company for federal income tax purposes.

(t) To the Company's knowledge, no employee has any material claim against the Company for compensation or employee benefits other than as set forth on Schedule 4.16.

4.17 Labor.

(a) The Company is not party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company.

(b) To the knowledge of the Company, no employees of the Company are represented by any labor organization. No labor organization or group of employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the knowledge of the Company, threatened by any labor organization or group of employees of the Company.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company.

4.18 Litigation.

Except as set forth in Schedule 4.18, there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of the Company, overtly threatened against the Company (or to the knowledge of the Company, pending or threatened, against any of the officers, directors or key employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of the Company is there any reasonable basis for any such action, proceeding, or investigation. The Company is not subject to any judgment, order or decree of any court or governmental agency, and the Company is not engaged in any legal action to recover monies due it or for damages sustained by it.

4.19 Compliance with Laws; Permits.

(a) To the best knowledge of the Company, the Company is in compliance in all material respects with all Laws of any Governmental Body applicable to its business or operations. The Company has not received any written or other notice or been charged with the violation of any Laws that remains uncorrected. To the knowledge of the Company, the Company is not under investigation with respect to the violation of any Laws and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for any such violation. Schedule 4.19(a) contains a list of all Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted, except for Permits which are not material to the operation of the Company's business as presently conducted. The Company currently has all Permits which are required for the operation of the business as presently conducted, except for Permits, the failure of which to obtain is not reasonably likely to have a Material Adverse Effect on the Company or the Company Properties.

(b) Except as set forth on Schedule 4.19(b), the Company (i) is not in default or violation (and no event has occurred which, with notice or lapse of time or both, would constitute a default or violation) of any term, condition or provision of the certificate of incorporation and the by-laws of the Company, and (ii) is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any of its Permits, and to the knowledge of the Company, there are no facts or circumstances which could form the basis for any such default or violation.

4.20 Environmental Matters. Except as set forth on Schedule 4.20 hereto:

(a) to the Company's knowledge, the operations of the Company are and have been in compliance with all applicable Environmental Laws which compliance includes obtaining, maintaining in good standing and complying with all Permits required by Environmental Laws ("Environmental Permits"), and no action or proceeding is pending and, to the knowledge of the Company, no facts, circumstances or conditions currently exist that would reasonably be expected to materially adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b) the Company is not the subject of any outstanding Order or Contract with any governmental authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c) no claim has been made or is pending or, to the knowledge of the Company, threatened against the Company alleging either or both that the Company may be in violation of any Environmental Law or Environmental Permit or may have any liability under any Environmental Law;

(d) to the knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any property currently or formerly owned, operated or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring unbudgeted Environmental Costs and Liabilities;

(e) to the knowledge of the Company, there are no investigations of the business, operations or currently or previously owned, operated or leased property of the Company pending or threatened which could lead to the imposition of any Environmental Costs and Liabilities or liens under Environmental Laws;

(f) to the knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls;

(g) the transaction contemplated hereunder does not require the consent of or filings with any governmental authority with jurisdiction over the Company and environmental matters; and

(h) the Company has provided to the Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company.

4.21 Insurance.

Schedule 4.21 sets forth a complete and accurate list of all policies of insurance of any kind or nature covering the Company or any of its employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect, and, to the knowledge of the Company, the Company is not in default of any provision thereof.

4.22 Inventories; Receivables; Payables.

(a) The inventories of the Company are in good condition in all material respects and saleable in the Ordinary Course of Business. The inventory reflected on the Balance Sheet is based on a physical inventory conducted by the Company during December 2007 in a manner consistent with past practice.

(b) All accounts receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice. To the knowledge of the Company, all accounts receivable of the Company reflected on the Balance Sheet are collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice. To the knowledge of the Company, all accounts receivable arising after the Balance Sheet Date are collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice.

(c) All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

4.23 Related Party Transactions.

Except as set forth on Schedule 4.23, none of the Stockholders, any Company officer or director, or any of their Affiliates has outstanding any indebtedness for money borrowed from or loaned to the Company or has guaranteed any Existing Company Indebtedness. Except as set forth in Schedule 4.23, to the knowledge of the Company, none of the Stockholders, the Company, any Affiliate of the Company or the Stockholders, nor any officer or employee of any of them, (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business related to the business of the Company, or (C) a participant in any transaction to which the Company is a party or (ii) is a party to any Material Contract with the Company.

4.24 Customers and Suppliers.

Schedule 4.24 sets forth a list of the ten (10) largest customers and the five (5) largest suppliers of the Company, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended 2005, 2006 and 2007, showing, for 2007, the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during such period. To the knowledge of the Company, since January 1, 2007, there has not been any material adverse change in the business relationship of the Company with any customer or supplier listed on Schedule 4.24.

4.25 Banks.

Schedule 4.25 contains a complete and correct list of the names and locations of all banks in which Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.25, no person holds a power of attorney to act on behalf of the Company.

4.26 Indebtedness.

Schedule 4.26 sets forth the Existing Company Indebtedness as of the date hereof. The Company is not in conflict with, or in default or violation of (with or without the giving of notice or lapse of time or both), in any material respect, any of the terms of such Existing Company Indebtedness nor, to the knowledge of the Company, has any event or condition occurred which would give the holders of such Existing Company Indebtedness the right to accelerate the maturity of or require repayment of such Existing Company Indebtedness prior to its stated maturity. The Company has no Existing Company Indebtedness to any Person that is not reflected on the Balance Sheet.

4.27 No Misrepresentation.

The Company has reported to Purchaser any and all indications, of which the Company has knowledge, of potential material adverse factors in the Company's business after Closing (other than factors affecting industry generally), such as (by way of example, not of limitation) loss of a distributor, vendor or customer, new announcements in competitive technology, intentions of key employees to resign or leave the Company or any other material adverse factor taking place on or after January 1, 2007 to the date of this Agreement, which would reasonably be expected to have a Material Adverse Effect.

4.28 Financial Advisors.

No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

4.29 Survival.

Except for corporate fraud committed by the Company, which shall survive the Closing indefinitely, the representations and warranties contained in this Article IV shall survive the Closing for a period of one (1) year.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUBSIDIARY

The Purchaser and Subsidiary, jointly and severally, hereby represent and warrant to the Company that:

5.1 Organization and Good Standing.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. The Subsidiary is duly qualified or authorized to do business as a foreign corporation in the Commonwealth of Pennsylvania.

5.2 Authorization of Agreement.

The Purchaser and the Subsidiary have full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser or the Subsidiary in connection with the consummation of the transactions contemplated hereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby, including payment of the Merger Consideration. The execution, delivery and performance by the Purchaser and the Subsidiary of this Agreement and each Purchaser Document, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on behalf of the Purchaser and the Subsidiary. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and the Subsidiary to the extent a party thereto, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser and the Subsidiary, enforceable against the Purchaser and the Subsidiary in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 5.3 hereto, neither of the execution and delivery by the Purchaser or the Subsidiary of this Agreement and of the Purchaser Documents, nor the compliance by the Purchaser or the Subsidiary with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Purchaser or the Subsidiary, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser or the Subsidiary is a party or by which the Purchaser or the Subsidiary or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any Governmental Body by which the Purchaser or the Subsidiary is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations, prospects, conditions (financial or otherwise) of the Purchaser and its subsidiaries, taken as a whole.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser or the Subsidiary in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser or the Subsidiary with any of the provisions hereof or thereof.

5.4 Corporate Records.

The Purchaser and the Subsidiary have delivered to the Company true, correct and complete copies of the certificates of incorporation (certified by the Secretary of State or other appropriate officials of the applicable jurisdiction or organization) and by-laws (certified by the Secretary, Assistant Secretary or other appropriate officer) or comparable organizational documents of the Purchaser and Subsidiary.

5.5 Litigation.

There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser or the Subsidiary to enter into this Agreement or consummate the transactions contemplated hereby. The Purchaser and the Subsidiary acknowledge and agree that the consummation of the Merger will not result in the avoidance, in whole or in part, of the Surviving Corporation's full performance of the Company's obligations under the Settlement Agreement dated October 21, 2005 between the Company and Pasquale Matera.

5.6 Financial Advisors.

No Person is entitled, directly or indirectly, to any fee or commission or like payment from the Purchaser or the Subsidiary, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement.

5.7 Survival.

The representations and warranties contained in this Article V shall survive the Closing for a period of one (1) year.

ARTICLE VI

COVENANTS

The covenants contained in this Article VI shall be for the period beginning on the date of this Agreement and ending on the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 10.5, unless another time period is expressly stated.

6.1 Updated Schedules.

Schedules 4.10, 4.11, 4.12, 4.13, 4.14, 4.16, 4.17, 4.18, 4.19 and 4.26 shall be updated by the Company, as provided in this Section 6.10, and delivered to the Purchaser at the Closing (collectively, the "Updated Schedules"). The Updated Schedules shall be updated as of the Closing Date to reflect changes occurring between the date hereof and the Closing Date to the information set forth in response to the corresponding representations and warranties; provided, that, no such changes or Updated Schedules shall affect the representations and warranties (and corresponding Schedules) made as of the date hereof. The Company shall provide such information and documentation as reasonably requested by the Purchaser regarding such changes or the Updated Schedules. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement or the Transaction Documents, except to the extent that Purchaser has actual knowledge of a breach prior to Closing.

6.2 Conduct of the Business Pending the Closing.

(a) Except with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, from the date of this Agreement through the Closing Date, the Company shall:

(i) conduct the business of the Company only in the Ordinary Course of Business;

(ii) use commercially reasonable efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company and (B) preserve its present relationship with Persons having business dealings with the Company;

(iii) maintain (A) all of the assets and properties of the Company in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement, provided, that the Company may transfer ownership of the Excluded Assets to Wildman prior to the Closing;

(iv) (A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply in all material respects with all contractual and other obligations applicable to the operation of the Company; and

(v) comply in all material respects with applicable Laws, including, without limitation, Environmental Laws.

(b) Except with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, from the date of this Agreement through the Closing Date, the Company shall not:

(i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company, except that the Company may pay out to its Stockholders an aggregate amount of Four Hundred Twelve Thousand One Hundred Seventy-Six Dollars ($412,176.00) as a profits distribution for 2007;

(ii) transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

(iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(iv) amend the certificate of incorporation or by-laws of the Company;

(v) (A) increase the annual level of compensation of any employee of the Company, (B) increase the annual level of compensation payable or to become payable by the Company to any of its executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, except the bonuses set forth as item 4 of Schedule 4.10, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company;

(vi) except for obligations incurred in the Ordinary Course of Business and draws on Existing Company Indebtedness to pay the distribution to the Stockholders as described in Section 6.2(b)(i) and the bonuses to employees described in Section 6.2(b)(v)), borrow monies for any reason or become the guarantor, surety, endorser or otherwise liable for any material debt, obligation or liability (contingent or otherwise) of any other Person;

(vii) subject to any Lien (except for leases that do not materially impair the use of the property subject thereto in the Company's business as presently conducted), any of the properties or assets (whether tangible or intangible) of the Company;

(viii) acquire any properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any properties or assets of the Company, other than in the Ordinary Course of Business and the transfer of the Excluded Assets to Wildman;

(ix) prepay, cancel or compromise any debt or claim or waive or release any material right of the Company except in the Ordinary Course of Business;

(x) enter into any commitment for capital expenditures of the Company except in the Ordinary Course of Business;

(xi) enter into, modify or terminate any labor or collective bargaining agreement of the Company or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company;

(xii) introduce any material change with respect to the operation of the Company, including any material change in the types, nature, composition or quality of its products or services, experience any material change in any contribution of its product lines to its revenues or net income, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;

(xiii) permit the Company to enter into any transaction or to make or enter into any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;

(xiv) permit the Company to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(xv) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, permit the Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, any Stockholder or any Affiliate of any Stockholder;

(xvi) make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit controversy relating to Taxes, or except as required by applicable Law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return;

(xvii) enter into any contract or agreement or commitment which restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area; or

(xviii) agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Company in this Agreement or the Transaction Documents untrue or incorrect in any material respect as of any time through and including the Effective Time.

6.3 Consents.

The Company shall use commercially reasonable efforts, and the Purchaser shall cooperate with the Company, to obtain at the earliest practicable date all Required Consents; provided, however, that neither the Company, nor the Purchaser, shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

6.4 Filings with Governmental Authorities.

Each of the Purchaser and the Company (if necessary) shall make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates with all governmental authorities.

6.5 Other Actions.

Each of the Company, the Subsidiary and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.6 Non-Negotiation.

The Company will not, and will not cause or permit any of the Company's directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any significant amount of the assets or capital stock or other equity interest in the Company other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

6.7 Publicity.

Neither the Company, on the one hand, nor the Purchaser or the Subsidiary, on the other hand, shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof. Notwithstanding the foregoing, the parties agree that the amount of the Merger Consideration will not be included in any press release or public announcement unless expressly required by applicable Law. Each party will use reasonable efforts to present all proposed press releases and public announcements to the other party at least seventy-two (72) hours prior to being issued.

6.8 Intentionally Left Blank.

6.9 Stockholder Approval.

The Company shall, immediately after the execution and delivery of this Agreement, solicit the approval of the Merger by its Board of Directors and Stockholders in accordance with the PBCL (the "Company Stockholder Approval").

6.10 Reasonable Best Efforts.

Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the Transactions, including (i) determining whether any action by or in respect of or filing with any Governmental Body is required or any actions, consents, approvals or waivers are required to be obtained from third parties in connection with the Transactions, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Body and the making of all necessary registrations and filings (including filings with Governmental Body, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, (iii) the obtaining of all necessary consents, approvals or waivers from third parties required to be obtained pursuant to this Agreement, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Nothing in this Agreement shall be deemed to require Purchaser or the Company to waive any rights or agree to any limitation on its operations or to dispose of any asset or collection of assets of the Company, Purchaser or any of their respective Affiliates.

6.11 Further Assurances.

At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger; provided that such action of the Surviving Corporation does not create a liability of, or result in any costs to, the Stockholders.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Purchaser and Subsidiary.

The obligation of the Purchaser and Subsidiary to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part in writing to the extent permitted by applicable Law):

(a) all representations and warranties of the Company contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of the Company contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties, as revised by the Updated Schedules, had been made again at and as of that time;

(c) the Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(d) the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by the Company certifying as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof;

(e) Stockholders holding not less than the required number of shares of Stock entitled to vote at a stockholder meeting shall have approved the Merger and the transactions contemplated by this Agreement, in accordance with the PBCL;

(f) the Purchaser shall have obtained all consents and waivers referred to in Section 5.3 hereof with respect to the transactions contemplated by this Agreement and the Transaction Documents;

(g) there shall not have been or occurred any Material Adverse Change;

(h) the Company shall have obtained all Required Consents in a form reasonably satisfactory to the Purchaser;

(i) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Company or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(j) the Purchaser shall have received the written resignations of each director and officer of the Company;

(k) the Purchaser, the Escrow Agent and the Company shall have entered into and executed the Escrow Agreement substantially in the form of Exhibit C hereto;

(l) the Purchaser, the Company and the Paying Agent shall have entered into and executed the Paying Agent Agreement substantially in the form of Exhibit E hereto;

(m) the Deposit, together with any interest earned thereon, shall have been transferred by the Company to the Paying Agent;

(n) the Purchaser shall have received reviewed financial statements for 2005 and 2006 and the Company's internally prepared 2007 Balance Sheet and income statement; and

(o) the Purchaser and Wildman shall have successfully negotiated employment and noncompetition agreements between the Surviving Corporation and Wildman (the "Wildman Employment Agreement").

7.2 Conditions Precedent to Obligations of the Company.

The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in writing in whole or in part to the extent permitted by applicable Law):

(a) all representations and warranties of the Purchaser and the Subsidiary contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of the Purchaser and the Subsidiary contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser and the Subsidiary contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date; and

(d) the Company shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Company) executed by the Purchaser and Subsidiary certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) hereof;

(e) there shall not have been or occurred any Material Adverse Change;

(f) the Purchaser and Subsidiary shall have obtained all consents and waivers referred to in Section 5.3 hereof, in a form reasonably satisfactory to the Company, with respect to the transactions contemplated by this Agreement and the Transaction Documents;

(g) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Purchaser and Subsidiary seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(h) the Company shall have been provided with evidence of approval of the transactions contemplated by this Agreement by the board of directors of the Purchaser and the Subsidiary;

(i) Wildman shall have received written assurances from the Surviving Corporation that: (A) all Stockholders employed by the Company on the Effective Date shall receive $25 Company sunglasses and $35 Company goggles for life with a maximum of 25 pairs per year; and (B) the Surviving Corporation shall maintain, for at least one year following Closing, the health insurance, vacation, sick and other employee benefits, the 401(k) plan and the bonus program provided to the Company's employees as in effect on the date hereof, or provide comparable or more favorable benefits to the Company's employees;

(j) the Company shall have assigned, transferred and delivered the Excluded Assets to Wildman prior to the Closing;

(k) the Purchaser, the Company and the Paying Agent shall have entered into and executed the Paying Agent Agreement substantially in the form of Exhibit E hereto;

(l) the Purchaser, the Escrow Agent and the Company shall have entered into and executed the Escrow Agreement substantially in the form of Exhibit C hereto;

(m) the Purchaser shall have paid the outstanding balance under the Existing Company Indebtedness to FirstService Bank and National Penn Bank, except as otherwise provided in Section 7.2(n);

(n) the Purchaser shall have provided an Irrevocable Standby Letter of Credit to National Penn Bank in the amount of $200,000 satisfactory to National Penn Bank (the "Letter of Credit") to secure the outstanding Irrevocable Standby Letter of Credit issued by National Penn Bank to Pasquale Matera on behalf of the Company;

(o) Wildman shall have been replaced as the sole trustee of the Company's 401(k) plan;

(p) the Purchaser and Wildman shall have successfully negotiated the Wildman Employment Agreement, and the Surviving Corporation shall have duly elected Wildman to serve as its President; and

(q) the Purchaser shall have delivered the Merger Consideration, less $50,000 of the Deposit as described in the January 8, 2008 letter agreement attached to this Agreement as Exhibit B, in accordance with this Agreement.

ARTICLE VIII

DOCUMENTS TO BE DELIVERED

8.1 Documents to be Delivered by the Company

At the Closing, the Company shall deliver, or cause to be delivered, to the Purchaser the following:

(a) the certificate referred to in Section 7.1(d) hereof;

(b) the opinion of Semanoff Ormsby Greenberg & Torchia, LLC, counsel to the Company, in a form reasonably acceptable to the Purchaser;

(c) copies of all consents and waivers referred to in Section 7.1(f) hereof and a Landlord's Waiver and Consent, in a form reasonably satisfactory to Purchaser, executed by the landlord under the Real Property Lease;

(d) written resignations of each of the directors and officers of the Company;

(e) certificate of subsistence with respect to the Company issued by the Secretary of State of Pennsylvania;

(f) the Escrow Agreement;

(g) the Employment Agreement of Wildman;

(h) the Paying Agent Agreement, together with a copy of the Letter of Transmittal;

(i) a true, correct and complete list of all employees of the Company as of the Closing Date, including each employee's status (as full-time or part-time), base salary and vacation, sick and personal days accrued or remaining for 2008;

(j) evidence of deposit of the Deposit with the Paying Agent;

(k) a payoff statement from FirstService Bank and National Penn Bank;

(l) all other agreements, documents and certificates required by this Agreement;

(m) a letter from the Company, in form and substance reasonably acceptable to the Purchaser, regarding the Company's qualification to do business in New Jersey; and

(n) such other documents as the Purchaser shall reasonably request pursuant to this Agreement.

8.2 Documents to be Delivered by the Purchaser and the Subsidiary.

At the Closing, the Purchaser and the Subsidiary shall deliver to the Company and the Paying Agent, as applicable, the following:

(a) evidence of the deposit by the Purchaser of the Merger Consideration, less the Escrow Amount, with the Paying Agent pursuant to Section 2.2(a) hereof;

(b) evidence of the deposit by the Purchaser of the Escrow Amount with the Escrow Agent;

(c) the certificates referred to in Section 7.2(d) hereof;

(d) the Escrow Agreement;

(e) the Employment Agreement of Wildman;

(f) the opinion of Hinckley, Allen & Snyder LLP, counsel to the Purchaser , in a form reasonably acceptable to the Company;

(g) the Letter of Credit;

(h) certificates of good standing in the State of Rhode Island for the Purchaser and the Subsidiary and a certificate of subsistence of the Subsidiary issued by the Secretary of State of Pennsylvania; and

(i) resignation of the President of the Surviving Corporation and evidence of the election of Wildman to serve as the President of the Surviving Corporation;

(j) the Paying Agent Agreement;

(k) a copy of the Bylaws of the Subsidiary, certified as true, correct and complete by the Secretary of the Subsidiary;

(l) evidence that Wildman has been replaced as the sole trustee of the Company's 401(k) plan;

(m) all other agreements, documents and certificates required by this Agreement; and

(n) such other documents as the Company shall reasonably request pursuant to this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification.

(a) In the event that the Purchaser or the Subsidiary (collectively, the "Purchaser Indemnified Parties") suffers, incurs or sustains any losses (including, without limitation, the loss of use of any Company Property or tangible personal company property), liabilities, damages, taxes, penalties, costs or expenses, including reasonable attorneys' fees (collectively, "Losses"), based on, arising out of or otherwise in respect of any inaccuracies in or any breach of any representation or warranty of the Company set forth in this Agreement or any representation or warranty contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement, such Purchaser Indemnified Party shall be entitled to indemnification from the Escrow Amount in accordance with and subject to this Article IX. The indemnification set forth in this Section 9.1(a) is sometimes referred to herein as indemnification by the Company.

(b) The Purchaser hereby agrees to indemnify and hold the Company and the Stockholders (collectively, the "Company Indemnified Parties") harmless from and against any and all losses, liabilities, damages, taxes, penalties, costs and expenses, including reasonable attorneys' fees (collectively "Losses"), suffered, incurred or sustained by the Company Indemnified Parties or to which any of them becomes subject based on, arising out of, or otherwise in respect of:

(i) any inaccuracies in or any breach of any representation or warranty of the Purchaser or the Subsidiary set forth in this Agreement, or any representation or warranty contained in any certificate or document delivered by or on behalf of the Purchaser or the Subsidiary pursuant to this Agreement; or

(ii) the operation of the Company's business, or ownership of the Company's assets, by the Surviving Corporation after Closing, solely to the extent that the Loss is related to any period after Closing.

(c) Notwithstanding anything in this. Section 9.1 to the contrary, the Company, on the one hand, and the Purchaser and the Subsidiary, on the other hand, shall not be liable for any claims under this Agreement arising out of the breach of representation or warranty until the aggregate amount due in respect of such claims and indemnification claims exceeds Twenty-Five Thousand Dollars ($25,000.00) (the "Threshold"). If such aggregate amount exceeds the Threshold, then the Company or the Purchaser/Subsidiary, as applicable, shall be liable for the amount exceeding the Threshold. Notwithstanding anything in this Agreement to the contrary, the aggregate liability of the Company for all claims made pursuant to this Article IX shall not exceed the Escrow Amount (as such amount may be reduced from time to time in accordance with the Escrow Agreement). The Purchaser/Subsidiary's aggregate liability under this Agreement shall not exceed One Million Dollars ($1,000,000.00).

9.2 Indemnification Procedures.

(a) Claims. A party entitled to indemnification under this Article IX shall provide the indemnifying party reasonable and prompt written notice of (i) all Legal Proceedings instituted by third parties for which indemnification is sought under this Article

IX (collectively, "Claims"), and (ii) all other claims or demands for indemnification pursuant to the provisions of this Article IX.

(b) Third Party Claims. The indemnifying party against whom a Claim is brought shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at its own expense, in the defense of such Claim. The indemnified party shall not enter into any settlement arrangement with respect to a Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

(c) Other Claims. The party who asserts a claim for indemnification other than a Claim shall provide in the notice to the indemnifying party the nature and amount of the Losses asserted. If the indemnifying party, within thirty (30) days after the indemnified party's notice, shall not give written notice to the indemnified party announcing its intention to contest such assertion of the Loss, such assertion by the indemnified party shall be deemed accepted and the amount of the Loss shall be deemed established. If, however, the indemnifying party contests the assertion of the Loss, within the thirty (30) day period, the indemnified party shall have the right to bring suit to resolve the contested assertion in accordance with Section 10.7. The indemnified party and indemnifying party may agree in writing, at any time, as to the existence and the amount of the Loss, and upon execution of such agreement the Loss will be deemed established.

(d) Payments. Except as otherwise provided in the Escrow Agreement, payments of any Loss shall be made to the Person entitled thereto by wire transfer to an account designated by such Person within thirty (30) days following the establishment of the Loss. All payments for Losses due to a Purchaser Indemnified Party shall be made solely from the Escrow Amount.

(e) Stockholder Representative. For purposes of this Section 9.2, any action to be taken by the Company as the indemnifying party or the Stockholders as the indemnified party shall be taken solely by the Stockholder Representative.

(f) Disputes. If the party against whom a claim is made under this Article IX disputes its obligation to indemnify the party making the claim, then such dispute shall be settled by arbitration to be held in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then obtaining. The determination of the arbitrator(s) shall be delivered in writing to the parties and shall be final, binding and conclusive upon the parties. The arbitrator(s) shall award reasonable attorneys' fees and costs and costs of arbitration to the prevailing party.

9.3 Tax Treatment of Indemnity Payments.

The parties agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Merger Consideration for federal, state, local and foreign income tax purposes.

9.4 Exclusive Remedy.

Except for any claims relating to corporate fraud by the Company prior to Closing, the remedies of Purchaser and the Subsidiary for claims under, in connection with or arising out of this Agreement shall be governed exclusively by this Article IX.

ARTICLE X

MISCELLANEOUS

10.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

"Acquisition Transaction" shall have the meaning ascribed to such term in Section 6.6.

"Affiliate Agreement" means any agreement, contract or arrangement written or oral, between the Company, on the one hand, and the Stockholders, on the other hand.

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through owners of voting securities, by contract or otherwise.

"Agreement" shall have the meaning ascribed to such term in the Recitals.

"Appraisal Statute" shall have the meaning ascribed to such term in Section 2.1(c).

"Articles of Merger" shall have the meaning ascribed to such term in Section 1.4.

"Balance Sheet" shall have the meaning ascribed to such term in Section 4.8 hereof.

"Balance Sheet Date" shall have the meaning ascribed to such term in Section 4.8 hereof.

The term "best knowledge of the Company" means the knowledge of the Company after consulting with its professional advisors.

"Business" means the business of the Company as conducted as of Closing.

"Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

"Certificate" means a stock certificate representing shares of Company Common Stock.

"Claims" shall have the meaning ascribed to such term in Section 9.2(a).

"Closing" shall have the meaning ascribed to such term in Section 1.2.

"Closing Date" shall have the meaning ascribed to such term in Section 1.2 hereof.

"COBRA" shall have the meaning ascribed to such term in Section 4.16(h).

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Company" shall have the meaning ascribed to such term in the Recitals.

"Company Common Stock" means the Series A Common Stock of the Company, no par value, and the Series B Common Stock of the Company, no par value.

"Company Indemnified Parties" shall have the meaning ascribed to such term in Section 9.1(b).

"Company Property" shall have the meaning ascribed to such term in Section 4.12(a) hereof.

"Company Stockholder Approval" shall have the meaning ascribed to such term in Section 6.9.

"Conflict" shall have the meaning ascribed to such term in Section 4.6(a).

"Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.

"Deposit" shall have the meaning ascribed to such term in Section 3.1.

"Dissent Shares" shall have the meaning ascribed to it in Section 2.1(c).

"Effective Time" shall have the meaning ascribed to such term in Section 1.4 hereof.

"Employee Benefit Plan" shall have the meaning ascribed to such term in Section 4.16(a).

"Environmental Costs and Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

"Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. S 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. S 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. S 6901 et seq.), the Clean Water Act (33 U.S.C. S 1251 et seq.), the Clean Air Act (42 U.S.C. S 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. S 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. S 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. S 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

"Environmental Permit" shall have the meaning ascribed to such term in Section 4.20(a).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall have the meaning ascribed to such term in Section 4.16(a).

"Escrow Agent" means Hinckley, Allen & Snyder LLP and Semanoff Ormsby Greenberg & Torchia, LLC, acting jointly as co-escrow agents.

"Escrow Agreement" shall have the meaning ascribed to such term in Section 2.1(b)(ii).

"Escrow Amount" means One Million Dollars ($1,000,000) as of the Closing Date. After the Closing Date, "Escrow Amount" shall mean the balance of the escrow account held pursuant to the Escrow Agreement.

"Exchange Fund" shall have the meaning ascribed to such term in Section 2.2(a).

"Excluded Assets" means one (1) Porsche 911 Carrera 4S and one (1) laptop.

"Existing Company Indebtedness" means all (i) indebtedness for borrowed money, including, without limitation, as evidenced by bonds, notes, debentures or similar instruments, lines of credit, or obligations to reimburse letters of credit including any and all interest, premiums or prepayment penalties in connection with the foregoing, (ii) indebtedness of others of the type described in clause (i) above guaranteed by the Company or secured by a Lien on the property of the Company, whether or not the obligation so secured has been assumed by the Company, and (iii) amounts owing as deferred purchase price for property or services (including, without limitation, capitalized lease obligations);

"Financial Statements" shall have the meaning ascribed to such term in Section 4.8.

"GAAP" means generally accepted United States accounting principles as of the date hereof.

"Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

"Hazardous Material" means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," "pollutant," "contaminant," "radioactive," or words of similar meaning or effect, including without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.

"Intellectual Property" shall mean any or all of the following and all rights therein throughout the world: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor; (iv) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (v) rights of privacy and publicity and moral rights; (vi) all databases and data collections and all rights therein throughout the world; (vii) all web addresses, websites and domain names; (viii) any similar corresponding or equivalent rights to any of the foregoing; and (ix) any and all actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereof.

The term "knowledge" means, with respect to the Company, the actual knowledge of Jason Wildman, without investigation.

"Law" means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation or other requirement.

"Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

"Letter of Transmittal" means the letter that will be sent to each record holder of Company Common Stock as of the Closing Date which shall (i) specific that delivery shall be effected, and the risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, (ii) contain a release of all claims such Stockholder may have against the Company for amounts paid to the Purchaser out of the Escrow Amount in accordance with this Agreement and the Escrow Agreement, (iii) include an agreement by such Stockholder to remit any refund for corporate income taxes attributable to the Company to the extent such refund is received as a result of the revocation of the Company's status as a Subchapter S Corporation under the Code, net of any increase in taxes due as a result of the transactions contemplated hereby, (iv) contain indemnity of the Stockholder Representative for actions taken under this Agreement, and (v) include such other provisions as agreed by the Company and Purchaser.

"Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any Stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

"Losses" shall have the meaning ascribed to such term in Sections 9.1(a) and 9.1(b).

"Material Adverse Change" means any fact, event, change, circumstance or occurrence which has resulted in or would reasonably be expected to result in a Material Adverse Effect.

"Material Adverse Effect" means a material adverse effect on the Company's (i) business, assets, properties, results of operations or financial condition or (ii) ability to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or any Transaction Document.

"Material Contracts" shall have the meaning ascribed to such term in Section 4.15.

"Merger" shall have the meaning ascribed to such term in the Recitals.

"Merger Consideration" shall mean the sum of Seventeen Million Eight Hundred Sixty Thousand Eight Hundred Ninety-Five Dollars ($17,860,895).

"Multiemployer Plans" shall have the meaning ascribed to such term in Section 4.16(a).

"Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

"Ordinary Course of Business" means the ordinary and usual course of day to day operations of the business as conducted prior to the Closing.

"Paying Agent" shall have the meaning ascribed to such term in Section 2.2(a).

"Paying Agent Agreement" shall have the meaning ascribed to such term in Section 2.2(a).

"PBCL" shall have the meaning ascribed to such term in Section 1.1.

"PBGC" shall have the meaning ascribed to such term in Section 4.16(e).

"Per Share Amount" shall mean (i) the Merger Consideration less the Escrow Amount less the Transaction Expenses (in excess of the $50,000 paid by the Purchaser to reduce the Company's Transaction Expenses), divided by (ii) the aggregate number of outstanding shares of Company Common Stock as of the Closing Date, rounded to the nearest $0.01.

"Per Share Escrow Amount" shall mean (i) the Escrow Amount divided by (ii) the aggregate number of outstanding shares of Company Common Stock as of the Closing Date, rounded to the nearest $0.01.

"Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

"Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the property so encumbered or the Company; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby; and (vi) all liens and security interests held by First Service Bank securing the Existing Company Indebtedness to such Bank as set forth on Schedule 4.26.

"Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

"Personal Property Lease" shall have the meaning ascribed to such term in Section 4.13.

"Purchaser" shall have the meaning ascribed to such term in the Recitals.

"Purchaser Documents" shall have the meaning ascribed to such term in Section 5.2.

"Purchaser Indemnified Parties" shall have the meaning ascribed to such term in Section 9.1(a).

"Qualified Plans" shall have the meaning ascribed to such term in Section 4.16(c).

"Real Property Lease" shall have the meaning ascribed to such term in Section 4.12.

"Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property;

"Remedial Action" means all actions to (w) clean up, remove, treat or in any other way address any Hazardous Material; (x) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (y) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (z) to correct a condition of noncompliance with Environmental Laws.

"Representatives" shall have the meaning ascribed to such term in Section 6.6.

"Required Consents" shall have the meaning ascribed to such term in Section 4.6(b).

"RIGL" shall have the meaning ascribed to such term in Section 1.1.

"Series A Stock" shall have the meaning ascribed to such term in Section 4.3(a).

"Series B Stock" shall have the meaning ascribed to such term in Section 4.3(a).

"Stockholder Representative" means Jason Wildman. In the event that Wildman is unable or unwilling to act as Stockholder Representative, the Stockholder Representative shall be appointed by the Stockholders (or, if applicable, their assigns, heirs or personal representatives) who held at least a majority of the voting power of the Company Common Stock immediately prior to Closing. The Stockholder Representative shall have no personal liability to any Persons for actions taken pursuant to or in connection with this Agreement.

"Stockholders" shall mean the record holders of the Company Common Stock as of the Closing Date.

"Subsidiary" shall have the meaning ascribed to such term in the Recitals.

"Surviving Corporation" shall have the meaning ascribed to such term in Section 1.1.

"Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

"Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, escheated/abandoned property, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

"Threshold" shall have the meaning ascribed to such term in Section 9.1(c).

"Transaction Documents" shall have the meaning ascribed to such term in Section 4.2.

"Transaction Expenses" means any and all costs and expenses of the Company and the Stockholders incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, including, without limitation, the aggregate amount of professional fees and expenses charged to the Company in connection with the Merger or the other transactions contemplated hereby, fees of the paying agent and the escrow agent appointed by the Company, costs associated with the indemnification obligations of the Company and Stockholders under the Escrow Agreement and Paying Agent Agreement, Taxes payable by the Company directly to the appropriate taxing authority, and professional fees and expenses incurred in connection with the pursuit or defense of an indemnification claim under Article IX.

"Treasury Stock" shall mean all of the Company Common Stock owned by the Company as treasury stock immediately prior to the Closing.

"Updated Schedules" shall have the meaning ascribed to such term in Section 6.1.

"Wildman Employment Agreement" shall have the meaning ascribed to such term in Section 7.1(o).

(b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Material. The term "material" shall be interpreted based on the representation or warranty to which it refers and not based on materiality defined in any other representation or warranty or the definition of Material Adverse Effect.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.2 Payment of Sales, Use or Similar Taxes.

All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the party responsible for the payment of such Taxes under applicable law.

10.3 Intentionally Left Blank.

10.4 Expenses.

Except as otherwise provided in this Agreement, the Company and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.5 Termination.

This Agreement may be terminated at any time prior to the Closing Date (a) by the mutual written consent of the Purchaser and the Company or (b) by either the Purchaser or the Company, in a written notice to the other party, if Closing shall not have occurred on or before March 31, 2008. If this Agreement is validly terminated, this Agreement shall become null and void and there shall be no liability on the part of any party hereto (except that the provisions of Section 10.4 and the letter agreement dated January 8, 2008 which is attached to this Agreement as Exhibit B shall continue to apply).

10.6 Further Assurances.

Each party hereto agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.7 Submission to Jurisdiction; Consent to Service of Process.

(a)The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal court located within the Eastern District of Pennsylvania or any state court located within Montgomery County, Pennsylvania over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivering of a copy thereof in accordance with the provisions of Section 10.11.

(c) In the event of a dispute among the parties regarding the interpretation or enforcement of this Agreement which results in litigation, the prevailing party shall have its attorneys' fees, professionals' fees and costs paid by the losing party, and such sum may be added to any judgment entered in the litigation. A party's right to the foregoing shall not merge with but shall survive the entry of judgment, and shall extend to appeals and collection.

10.8 Entire Agreement; Amendments and Waivers.

This Agreement (including the schedules and exhibits hereto) and the letter dated January 8, 2008 which is attached hereto as Exhibit B represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed only by written instrument making specific reference to this Agreement signed by all of the parties, and any provision hereof can be waived only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such waiver is sought. Notwithstanding the foregoing, the letter agreement dated December 20, 2007 between the Company and the Purchaser regarding confidentiality shall not be superseded by this Agreement unless and until Closing has occurred. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as otherwise provided in Section 9.4, all remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.9 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to any rules of interpretation relating to conflicts of law.

10.10 Table of Contents and Headings.

The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

10.11 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, delivered by overnight courier (signature required) or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by either facsimile or electronic transmission to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

Jason Wildman
1129 Timbergate Drive
Rydal, PA 19006
Facsimile: No Fax Notice
E-mail: wildman@nativeyewear.com

with a copy to:

Charles W. Ormsby, Jr., Esquire
Semanoff Ormsby Greenberg & Torchia, LLC
2617 Huntingdon Pike
Huntingdon Valley, PA 19006
Facsimile: 215.884.3500
E-mail: cormsby@sogtlaw.com

If to Purchaser or the Subsidiary, to:

A. T. Cross Company
One Albion Road
Lincoln, RI 02865
Attention: Tina C. Benik, Esquire
Facsimile: 401.333.3912
E-mail: tbenik@cross.com

With a copy to:

Elizabeth M. Myers, Esquire
Hinckley, Allen & Snyder LLP
1500 Fleet Center
Providence, RI 02903
Facsimile: 401.277.9600
E-mail: emyers@haslaw.com

10.12 Severability

In case one or more of the provisions of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision shall be modified or amended to the extent necessary to remove the invalidity, illegality or unenforceability. Should the amendment or modification of such provision be impossible, the Agreement shall be construed as if it never contained the invalid, illegal or unenforceable provision and such provision shall not affect any other provision of this Agreement.

10.13 Binding Effect; Assignment

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Company, the Subsidiary or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Shares and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser, so long as Purchaser remains expressly liable for the obligations of Purchaser and Subsidiary hereunder. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

10.14 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party to this Agreement may deliver an executed copy of this Agreement by facsimile or electronic transmission to the other party and any such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

A. T. CROSS COMPANY

By: _________________________________

Name:

Title:

NEWCO EYEWEAR, INC.

By: _________________________________

Name:

Title:

NATIVE EYEWEAR, INC.

By: __________________________________

Name:

Title: